Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 14th day of July, 2008 by and between Scott E. Landers (the “Executive”) and Monotype Imaging Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to obtain employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Effective Date; Employment. Subject to the provisions of Section 5, the Company agrees to employ Executive and Executive agrees to become an employee and perform services for the Company, effective as of July 1, 2008, upon the terms and conditions hereinafter set forth.

2. Duties; Extent of Service. During Executive’s employment under this Agreement, Executive (a) shall serve as an employee of the Company with the title and position of Chief Financial Officer/Senior Vice President, reporting to the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company, (b) shall have such executive responsibilities consistent with the foregoing title and position as the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company shall from time to time designate, provided that, in all cases Executive shall be subject to the oversight and supervision of the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company in the performance of his duties, (c) upon the request of the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company, shall serve as an officer and/or director of any of the Company’s subsidiaries, and (d) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive’s reasonable best efforts in, and shall devote Executive’s full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive’s duties and responsibilities hereunder. The foregoing, however, shall not be construed as preventing Executive from (i) engaging in religious, charitable or other community or non-profit activities, or (ii) managing Executive’s personal investments and business interests, in each case in a manner that does not impair Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement (the activities described in clauses (i) and (ii), the “Permitted Activities”). The Executive shall serve as the principal financial officer of the Company.

3. Salary and Bonus.

(a) During Executive’s employment under this Agreement, the Company shall pay Executive a salary at the annual rate of $250,000 per annum (the “Base Salary”). Such Base Salary shall be subject to withholding under applicable law, and shall be payable in periodic installments in accordance with the Company’s usual payroll practice for executive officers of the Company as in effect from time to time.

(b) Executive shall be eligible to participate in any group bonus or other group performance plan established by the Board of Directors from time to time for senior management of the Company.

4. Benefits.

(a) During Executive’s employment under this Agreement, Executive shall be entitled to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including option plans, as in effect from time to time for similarly situated senior management of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby), and (ii) generally applicable policies of the Company. Executive shall be eligible to participate in all such plans and other benefits as of the Effective Date.

(b) During Executive’s employment under this Agreement, Executive shall be entitled to earn paid vacation annually in accordance with the Company’s practices for executive officers, as in effect from time to time.

(c) The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder in accordance with the Company’s practices for senior executive officers of the Company, as in effect from time to time.

(d) Except to the extent expressly provided in this Agreement, compliance with the provisions of this Section 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

5. Termination and Termination Benefits. Executive’s employment may terminate without breach of this Agreement under the following circumstances:

(a) Termination by the Company for Cause. Executive’s employment may be terminated for Cause without further liability on the part of the Company or any affiliate thereof effective immediately upon a vote of the Board of Directors of the Company (or determination by the Chief Executive Officer, as appropriate) and written notice to Executive. Only the following shall constitute “Cause” for such termination:

(i) any act, whether or not involving the Company or any of its affiliates or their respective businesses, of fraud, gross misconduct or harassment that materially and adversely affects the Company;

(ii) any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting the Company;

(iii) the commission of Executive of, or indictment of Executive for (A) a felony, or (B) any misdemeanor involving moral turpitude (“indictment”, for these purposes, meaning an indictment, or determination of probable cause in a probable cause hearing or any other similar procedure pursuant to which an initial determination of probable cause with respect to such offense is made), if, in the case of an indictment, such indictment has material adverse affect on the Company;

(iv) the commission, in the reasonable judgment of the Board of Directors of the Company, of an act involving a violation of procedures or policies of the Company which are material to the Company;

(v) a material and sustained failure of Executive to perform the duties and responsibilities assigned or delegated under this Agreement, which such failure continues for thirty (30) days after written notice has been given to the Executive by the Board of Directors (or the Chief Executive Officer, as appropriate);

(vi) gross negligence or willful misconduct by Executive related to his job duties or responsibilities; or

(vii) a breach by Executive of any of Executive’s obligations under Section 6 below.

(b) Termination by Executive Other than for Good Reason. Executive’s employment may be terminated by Executive without further liability on the part of Executive (other than with respect to those provisions of this Agreement expressly surviving such termination) by written notice to the Board of Directors at least sixty (60) days prior to such termination; provided, however, the Company may waive the notice period and accelerate the termination date without converting the Termination by Executive into a Termination by the Company.

(c) Termination by Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 5(e) below, Executive’s employment also may be terminated by Executive for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d) Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 5(e), Executive’s employment may be terminated without Cause by the Company by a vote of the Board of Directors of the Company (or determination by the Chief Executive Officer, as appropriate) upon written notice to Executive. It is expressly agreed and understood that if Executive’s employment is terminated by the Company without Cause as provided in this Section 5(d), it shall not impair, limit or otherwise affect Executive’s Continuing Obligations (as defined below).

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive’s employment with the Company pursuant to Section 5(c) or Section 5(d) above, the Company shall provide to Executive the following termination benefits (“Termination Benefits”):

(i) continuation of salary at a rate equal to one-hundred (100%) of Executive’s Base Salary as in effect on the date of termination for a period of twelve months (payment shall be subject to withholding under applicable law and shall be made in periodic installments in accordance with the Company’s usual payroll practice for executive officers of the Company as in effect from time to time) with the first payment starting on the first payroll date that occurs 30 days after the Termination Date;

(ii) provided Executive elects and remains eligible for the continuation of group health plan benefits pursuant to 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company will pay with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the date of termination from the date of termination until the earlier of: (1) twelve months after the date of termination, or (2) the date Executive is no longer eligible for COBRA; and

(iii) payment of the bonus that the Executive would have been entitled to receive under the bonus or other performance plan referred to in Section 3(b) had his employment not been terminated, prorated based on the number of days the Executive was employed by the Company during the relevant bonus period. Such payment shall be made to the Executive at the time bonuses under such plan are generally paid to other participants but in no event later than March 15 of the calendar year following the termination date.

The Company shall have the right to terminate all of the Termination Benefits set forth in Section 5(e)(i) and Section 5(e)(ii) in the event that Executive fails to comply in any material respect with Executive’s Continuing Obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 5(e) shall be construed to affect Executive’s right to receive COBRA continuation entirely at Executive’s own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive’s right to cost sharing under Section 5(e)(ii) ceases. The Company and Executive agree that the Termination Benefits paid by the Company to Executive under this Section 5(e) shall be in full satisfaction, compromise and release of any claims arising exclusively out of any termination of Executive’s employment pursuant to Section 5(c) or Section 5(d), and that the payment of the Termination Benefits shall be contingent upon Executive’s delivery of a separation agreement in a form satisfactory to the Company that shall include a general release of claims in favor of the Company and related persons and entities (“Release Agreement”), it being understood that no Termination Benefits shall be provided unless and until such Release agreement becomes fully effective.

(f) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 365 days (which need not be consecutive) in any 18-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 5(f) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(g) Death. Executive’s employment and all obligations of the Company hereunder shall terminate in the event of the death of the Executive other than any obligation to pay earned but unpaid Base Salary.

(h) Continuing Obligations. Notwithstanding termination of this Agreement as provided in this Section 5 or any other termination of Executive’s employment with the Company, Executive’s obligations under Section 6 hereof (collectively, the “Continuing Obligations”) shall survive any termination of Executive’s employment with the Company at any time and for any reason.

6. Confidentiality; Proprietary Rights; Non-Competition and Non-Solicitation.

(a) In the course of performing services on behalf of the Company (for purposes of this Section 6 including all predecessors of the Company) and its affiliates,

Executive has had and from time to time will have access to Confidential Information (as defined below). Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates or in connection with the Permitted Activities. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company, its affiliates or any subsidiary thereof or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company, its affiliates or such subsidiary, as applicable. Upon the termination of Executive’s employment with the Company and its subsidiaries for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company. The term “Confidential Information” shall mean all information pertaining to the Company, its affiliates or any subsidiary thereof which is not publicly available or the disclosure of which could result in a competitive or other disadvantage to the Company, its affiliates or any subsidiary thereof. Confidential Information may include information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, cost and performance data, debt arrangements, equity structure, purchasing and sales data, price lists, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs, corporate information, including, by way of example and without limitation, policies, resolutions, negotiations or litigation, operational information, personnel information and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company, its affiliates or any subsidiary thereof (and of which Executive has knowledge). Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company and its subsidiaries, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company, its affiliates or any subsidiary thereof has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under this Section 6(a).

(b) Executive hereby confirms that Executive is not bound by the terms of any agreement that restricts in any way Executive’s use or disclosure of information relevant to the business or activities in which the Company or its subsidiaries are currently engaged in (“Company Business”) or Executive’s engagement in any business. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense, procurement, maintenance and enforcement of (i) any claims or actions (other than those brought by Executive) now in existence or which may be brought in the future against or on behalf of the Company, its affiliates or any subsidiary thereof that relate to events or occurrences that transpired while Executive was employed by the Company, and (ii) Intellectual Property Rights (as defined below) in Company-Related Developments (as defined below). Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times but shall not include, for any period after the Executive’s employment with the Company has terminated, any activities that materially interfere with the Executive’s new employment obligations. During and after Executive’s employment, Executive also shall reasonably cooperate in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company (to the extent such cooperation does not conflict with or impair Executive’s legal rights in connection with any such matter). Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as Executive’s agent and attorney-in-fact to execute and file any such papers on Executive’s behalf as the Company may deem reasonably necessary or desirable in order to properly assign to the Company all rights and interests of Executive in any Company-Related Development. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 6(c).

(d) Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in Section 6(a) and have the right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing and subject to Executive’s ability to participate in the Permitted Activities. Executive expressly agrees that all work performed by Executive is on a “work for hire” basis, and Executive hereby does assign and transfer, and will assign and transfer, to the Company and its successors and assigns all of Executive’s right, title and interest in all works of authorship, speeches, products, developments, inventions, discoveries, improvements, and creative works (whether or not able to be protected by copyright, patent or trademark) created during Executive’s employment with the Company that (i) relate to the business of the Company or any subsidiary thereof or any client of the Company or any subsidiary thereof or any of the products or services being researched, developed, manufactured or sold by the Company or any subsidiary thereof or which may be used with such products or services, (ii) result from tasks assigned to Executive by the Company or any subsidiary thereof;

or (iii) result in any material manner from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or any subsidiary thereof (collectively, “Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). Executive further agrees that any and all Company-Related Developments shall be promptly disclosed to the Company.

(e) Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive that relate to the Company Business and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(f) The Executive hereby agrees that during the period commencing on the date hereof and ending on the date that is two years (or one year, if the Executive’s employment has terminated pursuant to Section 5(c) or 5(d) above) (“Restricted Period”) following the date of the termination of the Executive’s employment with the Company or with any of its subsidiaries, the Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company (or any subsidiary) has conducted business, is conducting business or, to the Executive’s knowledge, is contemplating conducting business, engage in any activity which is competitive with any of the business, activities, products or services conducted or offered or contemplated to be conducted or offered by the Company or its subsidiaries during any period in which the Executive serves as an officer or employee of the Company or any of its subsidiaries, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of the Executive, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Company or its subsidiaries during any period in which the Executive serves as an officer or employee of the Company or any of its subsidiaries. Without implied limitation, the foregoing covenant shall be deemed to prohibit for the applicable Restricted Period (a) hiring or engaging or attempting to hire or engage for or on behalf of the Executive or any other person or entity, any officer or employee of the Company or any of its direct and/or indirect subsidiaries, or any former employee of the Company and any of its direct and/or indirect subsidiaries who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, other than by general solicitation through advertisements, (b) encouraging for or on behalf of the Executive or any other person or entity, any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries, other than by general solicitation through advertisements, (c) soliciting for or on behalf of Executive or any other person or entity any client of the Company or any of its direct or indirect subsidiaries, or any former client of the Company or any of its direct or indirect subsidiaries and affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation, to purchase any product or service competitive with any product or service offered by the Company or, to the knowledge of the Executive, planned to be offered by the Company, and (d) diverting to any person (as hereinafter defined) any client or business opportunity of the Company or any of any of its direct or indirect subsidiaries.

Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise.

Neither the Executive nor any business entity controlled by the Executive is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary of the Company from carrying on its business or restrain or restrict the Executive from performing his employment obligations, and as of the date of this Agreement the Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries currently engage, and other than passive investments in the shares of public companies of less than two percent (2%).

(g) Executive acknowledges that the provisions of this Section 6 are integral parts of Executive’s employment arrangements with the Company.

7. Parties in Interest; Certain Remedies. It is specifically understood and agreed that Section 6 of this Agreement is intended to confer a benefit, directly or indirectly, on the Company, its affiliates and their direct and indirect subsidiaries, and that any breach of any of the provisions of Section 6 by Executive will result in irreparable injury to the Company, its affiliates and their direct and indirect subsidiaries, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company, its affiliates and their direct and indirect subsidiaries shall be entitled to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other legal and equitable remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

8. Dispute Resolution. Without limitation of Section 7, all disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	Monotype Imaging Inc.
500 Unicorn Park Drive
Woburn, MA 01801
Attn: President
With a copy to: General Counsel
Facsimile No.: 781-970-6001

To Executive:	Scott E. Landers
c/o Monotype Imaging Inc.
500 Unicorn Park Drive
Woburn, MA 01801

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

10. Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of Section 6 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby. Executive has been advised to independently consult with counsel concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by Company and its subsidiaries and affiliates, and represents that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

11. Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

12. Insurance; Indemnification. The Company shall maintain directors and officers liability insurance with such coverage and other terms and conditions as the Board of Directors shall in good faith deem appropriate for the Company. The Company shall also indemnify Executive to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Executive in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of the Company or any of its subsidiaries or thereafter, by reason of Executive’s being or having been an officer or director of the Company or any of its subsidiaries. Expenses (including attorney’s fees) incurred by Executive in defending any such action, suit or other proceeding shall be paid by the Company in advance of the final disposition of such action suit, or proceeding upon receipt of any undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the

Company. The right of indemnification provided herein shall not be exclusive of or affect any other rights to which Executive may be entitled. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever.

13. Miscellaneous. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Executive. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, association, trust or any unincorporated organization; a “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

14. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement under seal as of the date first set forth above.

COMPANY:

MONOTYPE IMAGING INC.

By:	/s/ Douglas J. Shaw
Name:	Douglas J. Shaw
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Scott E. Landers
Scott E. Landers